                           INCENTIVE COMPENSATION AGREEMENT



     THIS INCENTIVE COMPENSATION AGREEMENT ("Agreement") is made and entered into this lst day of August 1994 by and between HENRY COMPANY, a California corporation which has its principal executive offices located in Los Angeles California ("Company"), and JEFFREY A. WAHBA, an individual ("Employee").

                                       RECITALS

     A. The Company and the Employee are parties to an Incentive Share Agreement dated as of December 22, 1988 ("Incentive Share Agreement") and now desire to amend and restate such agreement in its entirety.

     B. The Company and the Employee desire to enter into this Agreement for the purpose of providing a substantial incentive for the Employee to exert high levels of performance and/or unusual efforts to increase the earnings of the Divisions and to contribute to the long-term success of the Divisions.

                                 TERMS AND CONDITIONS

     NOW THEREFORE, in consideration of the foregoing recitals and the covenants, agreements, representations and warranties set forth herein, the parties hereto agree as follows:

     1. DEFINITIONS. In addition to the terms defined elsewhere herein, the following terms shall have the following meanings when used in this Agreement, unless the context clearly requires otherwise:

          1.1 BENEFICIARY. 'The term "Beneficiary" shall mean the person or persons designated by the Employee in a writing delivered to the Company to receive any payments otherwise due the Employee under this Agreement in the event of the Employee's death while employed by the Company or in the event of the Employee's death after the Employee's Termination Date but before all payments otherwise due the Employee under this Agreement shall have been paid. The Employee shall be entitled to change his Beneficiary from time to time; provided, however, that any such change shall not become effective until actually received by the Company in writing from the Employee.

          1.2 DIVISIONS. The term "Division" shall mean each of the K.T. Snyder Company, Resin Technology and GEO Industries divisions of the Company.

          1.3 OPERATING PROFIT. The term "Operating Profit" shall mean each Division's Operating Profit as reflected (i) on the Division's internally-prepared financial statements prepared in accordance with generally accepted accounting principles consistently applied or (ii) in the event the Company has prepared audited financial statements for the Division, on such audited financial statements if as of a Termination Date. In the absence of manifest error or the Company's lack of good faith in preparing each Division's financial statements. such Division's Operating Profit as of any date in question as reflected on the Division's internally-prepared financial statements as of such date shall be binding upon both the Company and the Employee.

          1.4 STARTING DATE VALUE. The term "Starting Date Value" for each Division shall mean the Book Value of each Division as set forth on Schedule A hereto.

          1.5 TERMINATION Date. The term "Termination Date" shall mean the date (i) that the Employee's employment with the Company is terminated by reason of: (i) the Employee's death, total disability, retirement, voluntary termination, involuntary termination or any other reason; (ii) of the Company's liquidation or other cessation of business operations, (iii) of the sale or transfer of all or substantially all of the Company's assets to, or its merger or consolidation with, any person other than Warner H. Henry or any entity in which Warner H. Henry does not have at least 51 % of the voting power or (iv) of the sale or transfer of the equity interests of the Company to any person other than Warner H. Henry or any entity in which Warner H. Henry does not have at least 51 % of the voting power (excluding any transfer to the estate or heirs of Warner H. Henry).

     2. EMPLOYEE'S ENTITLEMENT TO DEFERRED COMPENSATION BENEFITS. In consideration of the Employee's employment, the Company hereby agrees that upon the Termination Date the Employee shall be entitled to receive, as additional consideration for his managerial efforts to be exerted on behalf of the Company, a "Deferred Benefit Amount."

          With respect to the Resin Technology division, the Deferred Benefit Amount shall be an amount equal to two and one-half percent (2.5%) of the division's cumulative Operating Profit from September 1, 1988 through the end of the month immediately preceding the Employee's Termination Date.

          With respect to the K. T. Snyder division, the Deferred Benefit Amount shall be an amount equal to two and one-half percent (2.5%) of such division's cumulative Operating Profit from September 20, 1990 through December 31, 1993, and three percent (3%) of such division's cumulative Operating Profit for the period from December 31, 1993 through the end of the month immediately preceding the Employee's Termination Date.

          The parties agree that Deferred Benefit Amount with respect to the GEO Industries division shall be and remain fixed at $3,550.

     3.   PAYMENT OF DEFERRED COMPENSATION BENEFITS.

          3.1  PAYMENT TERMS.

               (a) If the Deferred Benefit Amount due the Employee is equal to or less than $200,000, the Company shall pay the Employee or his Beneficiary, as the case may be, the entire amount due in cash within no more than 30 days following the Employee's Termination Date.

               (b) If such amount exceeds $200.000, the Company shall pay the Employee or his Beneficiary, as the case may be, the sum of $200,000 within no more than 30 days following the Employee's Termination Date, and shall pay the excess of such aggregate amount over $200,000, without interest. to the Employee or his Beneficiary, as the case may be, in three substantially equal annual installments commencing on the date which is one year and three months after the Employee's Termination Date and continuing on the same day of each year thereafter for the next two years or until the excess of such aggregate amount over $50,000 shall have been paid in full; provided, however, that the minimum payment in any year shall be $50,000 or the balance owing, whichever is less.

          3.2 RIGHT TO ACCELERATE. Notwithstanding the foregoing provisions, the Company may, in its sole and absolute discretion, accelerate the payment of the Deferred Benefit Amount under this Agreement to the Employee or his Beneficiary, as the case may be, in the event of the Employee's death or total disability.

          3.3 WITHHOLDING. Under all circumstances, the Company shall be entitled to deduct all federal, state and local taxes required to be withheld by it under applicable law from any benefits otherwise payable hereunder to the Employee or his Beneficiary, as the case may be.

          3.4 VESTING. Anything to the contrary herein notwithstanding, Employee's entitlement to the Deferred Benefit Amount payable hereunder with respect to each Division shall vest at the rate of twenty-five percent (25%) per year for each year from September 20, 1990 for KT Snyder Company, November 1, 1988 for GEO Industries and September 1, 1988 for Resin Technology, respectively, and shall be fully vested following the end of the fourth year of such respective years. There is no partial vesting for any period of less than a full year.

          3.5 PAYMENT OF PORTIONS OF DEFERRED BENEFIT AMOUNT. Commencing one month after the Company's fiscal year ending December 31, 1993, the Company shall pay Employee twenty-five percent (25%) of the Deferred Benefit Amount the Employee would have received had the Termination Date occurred as of the end of such fiscal year.

          Within one month of the end of each of the Company's succeeding fiscal years, the Company shall notify Employee of the Deferred Benefit Amount the Employee would have received had the Termination Date occurred as of the end of such fiscal year. If the Employee, as of such date, had been paid an amount equal to less than 25 % of such Deferred Benefit Amount, the Company shall pay Employee an amount equal to the difference between such Deferred Benefit Amount and the aggregate amount previously paid.

          To the extent Employee is paid a portion of the Deferred Benefit Amount pursuant to this Section 3.5, such amounts shall be offset against the amounts otherwise payable pursuant to Sections 2, 3 and 4 hereof.

     4. SALE OF DIVISION. In the event the Company sells all or substantially all of the assets of a Division (a "Sale"), while the Employee is employed by the Company, the Company shall terminate this Agreement as to such Division, and the Employee's interest hereunder, in which event the Employee will be entitled to receive, in cash, the amount equal to the greater of (i) the Deferred Benefit Amount as of the end of the month preceding the Sale or (ii) an amount equal to two and one-half percent (2-1/2%) of the amount, if any, by which the "Sale Value" of Resin Technology, or three percent (3%) of the amount, if any, by which the Sale Value of K.T. Snyder Company, exceeds the Starting Date Value of such Division, as the case may be, irrespective of any vesting requirements. Notwithstanding the foregoing, if, at the time of Sale of a division, any remaining division has a negative cumulative Operating Profit for the periods referenced in paragraph 2 hereof, the amounts payable under the preceding sentence shall be reduced by such negative amount and the cumulative Operating Profit of each such division shall be increased to zero.

          For purposes of this paragraph 4, "Sale Value" shall mean the amount of the cash and non-cash proceeds received upon the sale of the Division. In computing Sale Value, proceeds shall be reduced by all expenses incurred in effecting such Sale, including but not limited to the fees and expenses incurred in employing brokers, investment bankers, appraisers, attorneys and accountants and if sales proceeds consist of non-cash consideration (for example, notes or stock), the value of such non-cash consideration shall be agreed to by the Company and the Employee; if the Company and the Employee do not agree as to such value, the value of the non-cash consideration shall be determined by a third party arbitrator acceptable to both the Company and the Employee. (Regardless of the value of such non-cash consideration, the Company may elect to pay the Employee the cash equivalent of such non-cash consideration or pay to the Employee, in kind, the non-cash consideration, when, as and if paid to the Company.)

          All cash and non-cash consideration shall be paid within 30 days of the Sale.

          The Sale of a Division does not constitute a liquidation or cessation of the Company's business pursuant to Section 1.5 hereof.

     5.   RIGHT OF COMPANY TO TERMINATE EMPLOYMENT.

          Nothing contained in this Agreement shall confer upon the Employee any right to be continued in the employ of the Company or shall interfere in any way with the right of the Company to terminate the employment of the Employee.

     6. NONALIENATION OF BENEFITS. No right or benefit under this Agreement shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge by the Employee, and any attempt to anticipate, alienate, sell, assign, pledge, encumber or charge the same shall be null and void. No right or benefit under this Agreement shall in any manner be liable for or subject to the debts contracts, liabilities or torts of the Employee or his Beneficiary, as the case may be. If the Employee or any Beneficiary hereunder shall become bankrupt or attempt to anticipate, alienate, sell, assign, pledge, encumber or charge any right or benefit hereunder, then such right or benefit shall, in the sole and absolute discretion of the Company, cease and terminate and, in such event, the Company may hold or apply the same or any part thereof to the benefit of such Employee or Beneficiary in such manner and in such proportion as the Company may deem proper in its sole and absolute discretion.

     7.   GENERAL PROVISIONS.

          7.1 NOTICES. All notices or other written communication required or permitted to be given by this Agreement shall be deemed given if personally delivered or two days after it has been sent (the date of posting shall be considered as the first day and there shall be excluded any Sundays, legal holidays or other days upon which the United States mail generally is not delivered) by United States registered or certified mail, postage prepaid, properly addressed to the party to receive the notice at the following address or at any other address given to the other party in the manner provided by this
Section 7. 1:

          If to the Company:     Henry Company
                            2911 Slauson Avenue
                            Huntington Park.  CA 90255
                            Attn: Richard A. Gordinier

          If to the Employee:    Jeffrey A. Wahba
                             3105 Poinsettia Avenue
                             Manhattan Beach.  CA 90266

          7.2 SEVERABILITY. If any provision or part of any provision of this Agreement is determined to be invalid or unenforceable, the provision or part thereof shall be deemed to be severable from the remainder of this Agreement and shall not cause the invalidity or unenforceability of the remainder of this Agreement and the remainder of this Agreement shall be interpreted as if such provision or part thereof were so excluded and shall be enforceable in accordance with its terms.

          7.3 ASSIGNMENT. The parties acknowledge that this Agreement constitutes a personal contract with the Employee. The Employee may not transfer, assign or delegate any of his rights, duties or obligations hereunder without the prior written consent of the Company. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their heirs, personal representatives, successors and assigns.

          7.4 NO IMPLIED WAIVERS. The failure of either party at any time to require performance by the other party of any provision hereof shall not affect in any way the right to require such performance at any later time nor shall the waiver by either party of a breach of any provision hereof be taken or held to be a waiver.

          7.5 GOVERNING LAW. This Agreement has been entered into in the State of California and all questions with respect to the construction of this Agreement and the rights and liabilities of the parties shall be governed by and construed and interpreted in the State of California.

          7.6 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original. but all of which together shall constitute one and the same instrument.

          7.7 CAPTIONS. The captions of the sections and subsections of this Agreement are included for reference purposes only and are not intended to be a part of the Agreement or in any way to define. limit or describe the scope or intent of the particular provision to which they refer.

          7.8 ENTIRE AGREEMENT; AMENDMENT. This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersede any and all prior and contemporaneous written or oral negotiations and agreements between them regarding the subject matter hereof. This Agreement may be amended only in a writing signed by both of the parties.

     8. UNSECURED OBLIGATION. The Employee will not, by virtue of this Agreement, have any interest in any fund or specific assets of the Company. No trust fund will be created in connection with this Agreement and there shall be no required funding of amounts which may become payable to Employee hereunder.

     9. AMENDED AGREEMENT. This Agreement amends and restates in its entirety the Incentive Share Agreement and all provisions of this Agreement supersede all provisions of the Incentive Share Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above mentioned.

                                       "Company"

                                       HENRY COMPANY


                                           /s/ Richard B. Gordinier
                                          -----------------------------
                                       By:  Richard B. Gordinier
                                          -----------------------------
                                       Its: President
                                          -----------------------------


                                       "Employee"


                                       /s/ Jeffrey A. Wahba
                                       --------------------------------
                                       JEFFREY A. WAHBA

                                  SCHEDULE A

           Specified Division                    Book Value
           ------------------                    ----------
           Resin Technology                      $1,899,704

           GEO Industries                        $  105,633

           K.T. Snyder Company                   $1,880,100



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